American Midstream Reports Fourth Quarter and Full Year 2016 Results

HOUSTON, TX – March 7, 2017 – American Midstream Partners, LP (NYSE: AMID) (“American Midstream” or the “Partnership”) today reported financial results for the three and twelve months ended December 31, 2016.
For the quarter ended December 31, 2016, the Partnership reported net income of $5.5 million, an increase of 105% as compared to the same period in 2015; Adjusted EBITDA of $33.5 million, an increase of 64%; and Distributable Cash Flow (“DCF”) of $17.9 million, an increase of 25%.
For the twelve months ended December 31, 2016, the Partnership reported a net loss of $1.5 million, an improvement of 99% as compared to 2015; Adjusted EBITDA of $125.7 million, an increase of 90% ; and DCF of $87.9 million, an increase of 89%.

EXECUTIVE COMMENTARY

“The Partnership had an active year announcing approximately $400 million of growth projects and acquisitions, which accelerated scale across our platform with Adjusted EBITDA increasing approximately 90% versus last year,” said Lynn Bourdon, President and Chief Executive Officer. “We continue to execute on the growth and expansion of our core businesses with positive developments in all of our geographic areas. With the ability to produce strong operational and financial results, we are poised to drive ongoing success into 2017 by executing on our strategy of acquiring or building attractive assets that build upon our core businesses.”
“We are pleased to be on the cusp of closing the JP Energy merger. The merger elevates and reshapes two businesses into a unified platform that allows for increased growth, new business opportunities and a stronger financial position than either company could achieve separately. With a larger asset footprint, increased scale and expanded service offering, we are poised to create a best-in-class integrated midstream company. Whether it’s gathering and processing, transmission or terminals, we will be able to provide our customers with a larger suite of services that lever the capabilities of our combined system,” stated Mr. Bourdon.
FINANCIAL RESULTS

Net income attributable to the Partnership was $5.5 million for the three months ended December 31, 2016, an increase of 105% as compared to the same period in 2015, due to an increase in earnings from unconsolidated affiliates from our investment in Delta House and our acquisitions of Destin, Okeanos, Wilprise, and Tri-States (the “Gulf Coast Acquisitions”). Net loss attributable to the Partnership for the twelve months ended December 31, 2016 was $1.5 million, an improvement of 99% as compared to 2015, primarily related to the Gulf Coast Acquisitions.

Gross margin was $36.7 million for the three months ended December 31, 2016, an increase of 32% as compared to the same period in 2015, due to increased margin in our Gathering and Processing segment as a result of American Panther being acquired in second quarter 2016, 9% higher daily average throughput volumes in our Transmission segment, and an increase in our Terminals segment as a result of higher storage revenue. Gross margin was $130.1 million for the twelve months ended December 31, 2016, an increase of 6% as compared to 2015, primarily due to increased revenues in our Transmission segment due to the nearly six month shut-down of the Pascagoula processing plant which redirected volumes to our High Point system and an increase in our Terminals segment as a result of higher storage revenue.

Adjusted EBITDA was $33.5 million for the three months ended December 31, 2016, an increase of $13.1 million or 64% as compared to the same period in 2015. Adjusted EBITDA was $125.7 million for the twelve months ended December 31, 2016, an increase of $59.4 million or 90% as compared to 2015. Distributable Cash Flow was $17.9 million for the three months ended December 31, 2016, an increase of 25% as compared to the same period in 2015. DCF was $87.9 million for the twelve months ended December 31, 2016, an increase of 89% as compared to 2015. Fourth quarter DCF includes additional cash payments for Series C and D Preferred Units.

The Partnership paid its fourth quarter 2016 distribution at a rate of $0.4125 per common unit, or $1.65 per unit on an annualized basis. This distribution was paid on February 13, 2017 to unitholders of record on February 6, 2017. Full year 2016 distribution coverage is 1.7 times.

Reconciliations of supplemental non-GAAP financial measures of gross margin, Adjusted EBITDA, and DCF to Net income (loss) attributable to the Partnership, the most directly comparable GAAP financial measure, are provided at the end of this press release.

SEGMENT PERFORMANCE

Gathering and Processing
Gross margin was $19.4 million for the three months ended December 31, 2016, an increase of $2.2 million or 13% as compared to the same period in 2015, primarily attributable to higher realized natural gas liquids (“NGL”) prices and higher average throughput volumes from American Panther. Gross margin was $74.6 million for the twelve months ended December 31, 2016, a decrease of $2.3 million or 3% as compared to 2015, primarily due to lower NGL production and lower commodity prices. These declines were partially offset by increased gross margin from our American Panther facility.

Transmission
Gross margin was $12.8 million for the three months ended December 31, 2016, an increase of $4.5 million or 54% as compared to the same period in 2015. Gross margin was $41.2 million for the twelve months ended December 31, 2016, an increase of $5.9 million or approximately 17% as compared to 2015. The increases in gross margin are primarily attributable to the Pascagoula pipeline shutdown which redirected volumes to our High Point system.

Terminals
Gross margin was $4.4 million for the three months ended December 31, 2016, an increase of $2.3 million or 105% as compared to the same period in 2015. Gross margin was $14.3 million for the twelve months ended December 31, 2016, an increase of $4.2 million or 42%, as compared to 2015 primarily attributable to expansion at the Harvey terminal site and increased demand for terminal storage. Pro forma gross margin for the exclusion of the earn-out incentive awards for the cash flow success of the Harvey expansion would have been $15.2 million and $10.6 million for the twelve months ended December 31, 2016 and 2015, respectively, an increase of $4.6 million or 43%.

BUSINESS HIGHLIGHTS

Terminal Expansion
Throughout 2016, incremental storage was added at the Partnership’s Harvey terminal in the Port of New Orleans. Overall, 775,000 barrels of new storage were added across the Partnership’s Harvey and Westwego locations. Additionally, in the fourth quarter, AMID received site plan approval from Jefferson Parish to construct an additional 1.35 million barrels at the Harvey site. The Partnership is in the later stages of commercialization and expects to commence construction in the first half of 2017. Once the multi-phase expansion is complete, the Partnership will have approximately 2.5 million barrels of storage for specialty chemical, petroleum products and other applications.

Bakken System
In the fourth quarter, the Partnership expanded crude oil marketing as well as commissioned hydrogen sulfide removal capabilites at its Bakken gathering system. These expanded service offerings were in preparation for increased drilling in the Partnership’s operating areas that are expected to create new volumes on the system.

Providing further optionality, AMID has entered into a connection agreement with Dakota Access Pipeline. The 1,172-mile 30-inch pipeline will extend from the Bakken formation production area in North Dakota to Patoka, Illinois. Through the expansion of our service offerings and ability to provide critical infrastructure, the Partnership offers customers further optionality and additional takeaway point for their product.

Incremental Delta House Acquisition
On November 1, 2016, the Partnership announced the acquisition of an additional 6.2% interest in Delta House, a fee-based, semi-submersible floating production system (FPS), and associated oil and gas pipelines in the Gulf Coast, bringing the Partnership’s total equity interest to 20.14% of the Class A Units. In October, the 11th LLOG-operated tie-back was completed bringing the system to peak capacity of approximately 100 MBbl/d oil and 240 MMcf/d gas.

This acquisition of additional interests was accretive to Adjusted EBITDA and Distributable Cash Flow and is part of the Partnership’s ongoing strategy to build a portfolio of complementary assets across multiple strategic producing areas.

JP Energy Merger
On October 24, 2016, American Midstream Partners, LP and JP Energy Partners LP (NYSE: JPEP) (“JP Energy”)announced their execution of a merger agreement to create a combined midstream partnership. American Midstream will acquire 100% of JP Energy in a unit-for-unit merger. In conjunction with the transaction, ArcLight Capital Partners, LLC, the sponsor of both American Midstream and JP Energy, will combine the general partners of the two companies. The merger of American Midstream and JP Energy will create a diversified midstream business operating in leading North American basins, including the Permian, Gulf of Mexico, Eagle Ford and Bakken.

The merger is expected to close shortly after the JP Energy unitholder vote that is being held on March 7, 2017. The combined partnership will own and operate diverse midstream infrastructure representing:

•	More than 3,100 miles of gathering and transportation pipeline,

•	Over 2.5 Bcf/d of transportation capacity,

•	Six processing plants with 400 MMcf/d of processing capacity,

•	Three fractionation facilities with 20,000bpd of capacity,

•	20.1% interest of offshore floating production facility (FPS) in the deep-water Gulf of Mexico,

•	6.7 million barrels of above-ground storage capacity,

•	Third largest propane cylinder exchange business in the U.S., and

•	Eighth largest retail propane distribution business in the U.S.

CAPITAL MANAGEMENT

On November 1, 2016, the Partnership announced the issuance of $35 million, Series D convertible preferred units issued to affiliates of ArcLight Capital Partners, LLC in connection with the acquisition of a 6.2% incremental interest in Delta House. The preferred equity is cash paying and receives preferred distributions equal to the greater of $0.4125 per unit or the distribution paid to the common unitholders.

On December 28, 2016, the Partnership closed on the issuance of its first senior unsecured debt offering, comprising of $300 million of 8.50% senior unsecured notes maturing December 15, 2021. The net proceeds were deposited into escrow pending completion of the Partnership’s merger with JP Energy. Upon release of the net proceeds from escrow at the closing of the Merger, the Partnership expects to use the net proceeds to repay and terminate JP Energy’s revolving credit facility and to reduce borrowings under American Midstream’s senior secured revolving credit facility.

As of December 31, 2016, excluding the unsecured notes held in escrow, the Partnership had $711.3 million outstanding under its senior secured revolving credit facility with debt covenant leverage of approximately 4.2 times.

For 2016, capital expenditures totaled $396.5 million including $273.4 million for acquisition capital, $120.0 million for growth capital and $3.1 million for maintenance capital.

RISK MANAGEMENT

The Partnership periodically enters into risk management contracts to minimize the impact of commodity price changes associated with natural gas, NGL, crude oil and interest rates. Currently, the Partnership has not entered into commodity contracts to hedge 2017 equity production.

In order to mitigate the impact of rising interest rates on floating rate debt, the Partnership has entered into $450 million of interest rate swaps through 2022 at a weighted average rate of 1.3%.

2016 TAX PACKAGE

The American Midstream K-1 tax packages are expected to be made available on-line by 12:00 p.m. (CT) on Wednesday, March 08, 2017 and will be mailed by Friday, March 10, 2017.

CONFERENCE CALL INFORMATION

The Partnership will host a conference call at 10:00 AM Eastern Time on Tuesday, March 07, 2017 to discuss these results. The call will be webcast and archived on the Partnership’s website for a limited time.

Dial-In Numbers:    (877) 201-0168 (Domestic toll-free)
(647) 788-4901 (International)
Conference ID:        81238448
Webcast URL:        www.americanmidstream.com under Investor Relations

Non-GAAP Financial Measures

This press release and the accompanying tables include supplemental non-GAAP financial measures, including “Adjusted EBITDA,” “Gross Margin,” “Operating Margin,” “Segment Operating Margin,” and “Distributable Cash Flow.” The tables included in this press release include reconciliations of these supplemental non-GAAP financial measures to the nearest comparable GAAP financial measures. In addition, a “Note About Non-GAAP Financial Measures” is set forth later in this press release.

About American Midstream Partners, LP

Houston-based American Midstream Partners, LP is a growth-oriented limited partnership formed to own, operate, develop and acquire a diversified portfolio of midstream energy assets. The Partnership provides midstream services in Texas, North Dakota, and the Gulf Coast and Southeast regions of the United States. For more information about American Midstream Partners, LP, visit www.americanmidstream.com.
Investor Contact

Mark Buscovich
Manager of Finance
(346) 241-3467
mbuscovich@americanmidstream.com

Forward-Looking Statements

This press release includes forward-looking statements. These statements relate to, among other things, projections of  2016 financial performance, consummation of transactions, operational volumetrics and improvements, growth projects, distributions, cash flows and capital expenditures. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “potential,” and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations and future growth involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors which are described in greater detail in our filings with the Securities and Exchange Commission (“SEC”). Risks we face include risks associated with the pending merger with JP Energy Partners, the integration of acquired businesses, decreased liquidity, increased interest and other expenses, assumption of potential liabilities, diversion of management’s attention, and other risks associated with growth and acquisitions, operational issues, actions by regulatory agencies and third parties and industry and market conditions. Please see our “Risk Factor” and other disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 7, 2016 and subsequent reports that we have filed with the SEC. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Balance Sheets
( Unaudited, in thousands)

	December 31, 2016	December 31, 2015
Assets
Cash and cash equivalents	$2,939	$—
Property, plant and equipment, net	756,199	655,310
Intangible assets, net	108,276	112,849
Investment in unconsolidated affiliates	292,861	63,704
Restricted cash	323,564	5,037
Other assets, net	80,879	54,980
Total assets	$1,564,718	$891,880
Liabilities and Partners’ Capital
Current portion of long-term debt	$4,458	$2,338
3.77% Senior notes	55,979	—
8.50% Senior notes	291,309	—
Long-term debt	711,250	525,100
Other liabilities, net	125,964	72,359
Convertible preferred units	334,090	169,712
Partners’ capital
General Partner Interest (680 thousand and 536 thousand units issued and outstanding as of December 31, 2016 and December 31, 2015, respectively)	(105,198)	(104,853)
Limited Partner Interests (31,237 thousand and 30,427 thousand units issued and outstanding as of December 31, 2016 and December 31, 2015, respectively)	137,072	188,477
Other equity and partners' capital	(40)	33,633
Noncontrolling interests	9,834	5,114
Total liabilities, equity and partners' capital	$1,564,718	$891,880

American Midstream Partners, LP and Subsidiaries
Consolidated Statements of Operations
(Unaudited, in thousands, except for per unit amounts)

	Three Months ended December 31,		Years Ended December 31,
	2016	2015	2016	2015	2014
Revenues:
Sales of natural gas, NGLs and condensate	$44,583	$35,245	$160,950	$179,818	$255,025
Services	22,824	13,304	72,399	55,216	52,284
Gain (loss) on commodity derivatives, net	(118)	50	(840)	1,324	1,091
Total revenue	67,289	48,599	232,509	236,358	308,400
Operating expenses:
Purchases of natural gas, NGLs and condensate	27,460	19,141	92,556	105,883	197,952
Direct operating expenses	14,774	16,829	61,861	60,737	45,919
Corporate expenses	19,389	7,597	54,524	29,818	24,422
Depreciation, amortization and accretion expense	12,415	9,915	44,430	38,014	28,832
Loss on sale of assets, net	681	1	591	3,011	122
Loss on impairment of property, plant and equipment	697	—	697	—	99,892
Loss on impairment of goodwill	—	118,592	—	118,592	—
Total operating expenses	75,416	172,075	254,659	356,055	397,139
Operating Loss	(8,127)	(123,476)	(22,150)	(119,697)	(88,739)
Other income (expense):
Interest income (expense)	4,036	(5,026)	(15,499)	(14,745)	(7,577)
Other expense	—	—	—	—	(670)
Earnings in unconsolidated affiliates	11,049	6,936	41,032	8,201	348
Income (loss) from continuing operations before income taxes	6,958	(121,566)	3,383	(126,241)	(96,638)
Income tax expense	(756)	(69)	(2,057)	(1,134)	(557)
Income (loss) from continuing operations	6,202	(121,635)	1,326	(127,375)	(97,195)
Loss from discontinued operations, net of tax	—	(1)	—	(80)	(611)
Net income (loss)	6,202	(121,636)	1,326	(127,455)	(97,806)
Net income (loss) attributable to noncontrolling interests	666	(55)	2,841	25	214
Net income (loss) attributable to the Partnership	$5,536	$(121,581)	$(1,515)	$(127,480)	$(98,020)

General Partner's interest in net income (loss)	$71	$(1,569)	$(23)	$(1,645)	$(1,279)
Limited Partners' interest in net income (loss)	$5,465	$(120,012)	$(1,492)	$(125,835)	$(96,741)

Distribution declared per common unit (1)	$0.4125	$0.4725	$1.7100	$1.8900	$1.8500
Limited Partners' net income (loss) per common unit:
Basic and diluted:
Loss from continuing operations	$(0.14)	$(4.16)	$(1.05)	$(6.00)	$(8.54)
Loss from discontinued operations	—	—	—	—	(0.04)
Net loss	$(0.14)	$(4.16)	$(1.05)	$(6.00)	$(8.58)
Weighted average number of common units outstanding:
Basic and diluted	31,231	30,412	31,043	24,983	13,472

(1)	Declared and paid during the quarters/years ended December 31.

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Years Ended December 31,
	2016	2015	2014
Cash flows from operating activities
Net income (loss)	$1,326	$(127,455)	$(97,806)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion expense	44,430	38,014	28,832
Unrealized (gain) loss on derivative contracts, net	(10,221)	71	(595)
Loss on sale of assets, net	591	3,161	207
Loss on impairment of property, plant and equipment	697	—	99,892
Loss on impairment of goodwill	—	118,592	—
Changes in operating assets and liabilities, net of effects of assets acquired and liabilities assumed:	(6,124)	1,358	(14,766)
Other	9,537	7,196	5,714
Net cash provided by operating activities	40,236	40,937	21,478

Cash flows from investing activities
Acquisitions, net of cash acquired and settlements	(2,676)	7,383	(362,316)
Acquisition of investments in unconsolidated affiliates	(150,179)	(64,884)	(12,000)
Additions to property, plant and equipment	(123,078)	(137,846)	(96,998)
Restricted cash	(318,527)	6,475	(8,511)
Other cash flows from investing activities, net	42,145	17,180	7,955
Net cash used in investing activities	(552,315)	(171,692)	(471,870)

Cash flows from financing activities
Proceeds from issuance of common units, net of offering costs	2,825	82,488	204,255
Proceeds from 3.77% Senior Notes	60,000	—	—
Proceeds from 8.50% Senior Notes	300,000	—	—
Net borrowing under credit agreement	186,150	152,150	242,215
Other cash flow from financing activities, net	(33,957)	(104,382)	4,020
Net cash provided by financing activities	515,018	130,256	450,490

Net increase (decrease) in cash and cash equivalents	2,939	(499)	98

Supplemental non-cash information
Accrued and paid-in-kind distribution on Series A Units	14,190	16,978	13,154
Accrued and paid-in-kind distribution on Series C Units	6,399	—	—
Accrued unitholder distributions for Series D Units	963	—	—

American Midstream Partners, LP and Subsidiaries
Reconciliation of Net income (loss) attributable to the Partnership to
Adjusted EBITDA and Distributable Cash Flow
( Unaudited, in thousands)

	Three Months ended December 31,		Years Ended December 31,
	2016	2015	2016	2015	2014
Reconciliation of Net income (loss) attributable to the Partnership to Adjusted EBITDA and Distributable Cash Flow:
Net income (loss) attributable to the Partnership	$5,536	$(121,581)	$(1,515)	$(127,480)	$(98,020)
Add:
Depreciation, amortization and accretion expense	12,129	9,915	43,660	38,014	28,832
Interest expense	6,732	4,602	23,586	13,631	6,433
Debt issuance costs	1,153	254	5,140	2,238	3,841
Unrealized (gain) loss on derivatives, net	(11,651)	594	(10,221)	71	(595)
Non-cash equity compensation expense	605	973	2,818	3,863	1,626
Corporate office relocation	442	—	9,096	—	—
Transaction expenses	8,168	59	9,071	1,426	1,794
Income tax expense	756	76	2,057	953	224
Impairment on property, plant and equipment	697	—	697	—	99,892
Loss on impairment of noncurrent assets held for sale	—	—	—	—	673
Loss on impairment of goodwill	—	118,592	—	118,592	—
Distributions from unconsolidated affiliates	20,249	14,000	83,046	20,568	1,980
General Partner contribution for cost reimbursement	—	—	—	330	—
Deduct:
Earnings in unconsolidated affiliates	11,049	6,936	41,032	8,201	348
Other, net	955	144	1,309	855	988
Loss on sale of assets, net	(681)	(1)	(591)	(3,161)	(207)
Adjusted EBITDA	$33,493	$20,405	$125,685	$66,311	$45,551
Deduct:
Cash interest expense	7,095	4,573	19,575	13,478	6,275
Normalized maintenance capital	1,414	1,550	3,084	6,200	5,200
Series A , C and D Convertible Preferred Payment	7,116	—	15,142	—	1,338
Distributable Cash Flow	$17,868	$14,282	$87,884	$46,633	$32,738

American Midstream Partners, LP and Subsidiaries
Reconciliation of Total Gross Margin to Net income (loss) attributable to the Partnership
( Unaudited, in thousands)

	Three Months ended December 31,		Years Ended December 31,
	2016	2015	2016	2015	2014
Reconciliation of Gross Margin to Net income (loss) attributable to the Partnership
Gathering and processing segment gross margin	$19,425	$17,179	$74,582	$76,865	$50,817
Transmission segment gross margin	12,814	8,326	41,233	35,301	42,828
Terminals segment gross margin	4,414	2,149	14,250	10,035	9,010
Total Gross margin	36,653	27,654	130,065	122,201	102,655
Less:
Direct operating expenses	12,858	14,570	53,265	53,017	39,425
Total Operating margin	23,795	13,084	76,800	69,184	63,230
Plus:
Gain (loss) on commodity derivatives, net	(118)	50	(840)	1,324	1,091
Earnings in unconsolidated affiliates	11,049	6,936	41,032	8,201	348
Less:
Corporate Expenses	19,389	7,597	54,524	29,818	24,422
Depreciation, amortization and accretion expense	12,415	9,915	44,430	38,014	28,832
Loss on sale of assets, net	681	1	591	3,011	122
Loss on impairment of property, plant and equipment	697	—	697	—	99,892
Loss on impairment of goodwill	—	118,592	—	118,592	—
Interest (income) expense	(4,036)	5,026	15,499	14,745	7,577
Other expense	—	—	—	—	670
Other, net	(1,378)	506	(2,132)	770	(208)
Income tax expense	756	69	2,057	1,134	557
Income from discontinued operations, net of tax	—	1	—	80	611
Net income (loss) attributable to noncontrolling interest	666	(55)	2,841	25	214
Net income (loss) attributable to the Partnership	$5,536	$(121,582)	$(1,515)	$(127,480)	$(98,020)

American Midstream Partners, LP and Subsidiaries
Segment Financial and Operating Data
(Unaudited, in thousands, except for operating and pricing data)

	Three Months ended December 31,		Years Ended December 31,
	2016	2015	2016	2015	2014
Segment Financial and Operating Data:
Gathering and Processing segment
Segment gross margin	$19,425	$17,179	$74,582	$76,865	$50,817
Less: Direct operating expenses	10,151	10,864	41,345	39,249	23,806
Segment operating margin (1)	$9,274	$6,315	$33,237	$37,616	$27,011
Operating data:
Average throughput (MMcf/d)	384.1	322.1	393.7	338.2	274.8
Average plant inlet volume (MMcf/d)	98.1	107.1	102.1	120.9	89.1
Average gross NGL production (Mgal/d)	230.6	155.2	192.9	231.1	64.2
Average gross condensate production (Mgal/d)	81.1	77.6	86.6	99.8	75.2
Average realized prices:
Natural gas ($/Mcf)	$2.63	$2.31	$2.51	$2.91	$4.92
NGLs ($/gal)	$0.64	$0.45	$0.57	$0.58	$0.91
Condensate ($/gal)	$1.01	$0.84	$0.86	$0.97	$1.62
Transmission segment
Financial data:
Segment gross margin (1)	$12,814	$8,326	$41,233	$35,301	$42,828
Less: Direct operating expenses	2,707	3,706	11,920	13,768	15,619
Segment operating margin	$10,107	$4,620	$29,313	$21,533	$27,209
Operating data:
Average throughput (MMcf/d)	693.1	634.7	683.2	708.6	778.9
Average firm transportation - capacity reservation (MMcf/d)	786.6	635.4	688.1	653.7	577.9
Average interruptible transportation - throughput (MMcf/d)	320.0	375.5	354.0	410.3	468.9
Terminals segment
Total revenue	$6,330	$4,409	$22,846	$17,755	$15,504
Less: Direct operating expenses	1,916	2,260	8,596	7,720	6,494
Segment gross margin / Segment operating margin (1)	$4,414	$2,149	$14,250	$10,035	$9,010

Operating data:
Contracted Capacity (Bbls)	2,282,933	1,589,133	2,011,133	1,487,542	1,247,058
Design Capacity (Bbls)	2,400,800	1,800,800	2,173,717	1,688,950	1,363,817
Storage utilization	95.1%	88.2%	92.5%	88.1%	91.4%

(1) Non-GAAP supplemental financial measure. Please read “Note About Non-GAAP Financial Measures in Appendix A.

Appendix A

Note About Non-GAAP Financial Measures
Gross margin, Adjusted EBITDA, DCF, Operating margin and Segment operating margin are all non-GAAP financial measures. Each has important limitations as an analytical tool because it excludes some, but not all, items that affect the most directly comparable GAAP financial measures. Management compensates for the limitations of these non-GAAP financial measures as analytical tools by reviewing the nearest comparable GAAP financial measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.
You should not consider any of Gross margin, Adjusted EBITDA, DCF, Operating margin and Segment operating margin in isolation or as a substitute for or more meaningful than our results as reported under GAAP. Gross margin, Adjusted EBITDA, DCF, Operating margin and Segment operating margin may be defined differently by other companies in our industry. Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Adjusted EBITDA is a supplemental non-GAAP financial measure used by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess: the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash flow from operations to make cash distributions to our unitholders and our General Partner; our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

We define Adjusted EBITDA as net income (loss) attributable to the Partnership, plus interest expense, income tax expense, depreciation, amortization and accretion expense attributable to the Partnership, certain non-cash charges such as non-cash equity compensation expense, unrealized (gains) losses on derivatives, debt issuance costs paid during the period, distributions from investments in unconsolidated affiliates, transaction expenses and selected charges that are unusual, less, earnings in unconsolidated affiliates, gains (losses) on sale of assets, net and selected gains that are unusual or nonrecurring. The GAAP measure most directly comparable to our performance measure Adjusted EBITDA is Net income (loss) attributable to the Partnership.

DCF is a significant performance metric used by us and by external users of the Partnership’s financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay the Partnership’s unitholders. Using this metric, management and external users of the Partnership’s financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. DCF is also an important financial measure for the Partnership’s unitholders since it serves as an indicator of the Partnership’s success in providing a cash return on investment. Specifically, this financial measure may indicate to investors whether we are generating cash flow at a level that can sustain or support an increase in the Partnership’s quarterly distribution rates. DCF is also a quantitative standard used throughout the investment community with respect to publicly traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). DCF will not reflect changes in working capital balances.

We define DCF as Adjusted EBITDA, less cash paid for interest expense, normalized maintenance capital expenditures, and distributions related to the Series A, Series C, and Series D convertible preferred units. The GAAP financial measure most comparable to DCF is Net income (loss) attributable to the Partnership.

Segment gross margin and Gross margin are metrics that we use to evaluate our performance. We define Segment gross margin in our Gathering and Processing segment as total revenue generated from gathering and processing operations less unrealized gains or plus unrealized losses on commodity derivatives, less the cost of natural gas, crude oil, NGLs and condensate purchased. Revenue includes revenue generated from fixed fees associated with the gathering and treatment of natural gas and crude oil and from the sale of natural gas, crude oil, NGLs and condensate resulting from gathering and processing activities under fixed-margin and percent-of-proceeds arrangements. The cost of natural gas, NGLs and condensate includes volumes of natural gas, NGLs and condensate remitted back to producers pursuant to percent-of-proceeds arrangements and the cost of natural gas purchased for our own account, including pursuant to fixed-margin arrangements.

We define Segment gross margin in our Transmission segment as total revenue less the cost of natural gas purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define Segment gross margin in our Terminals segment as total revenue less direct operating expense which includes direct labor, general materials and supplies and direct overhead.

We define Gross margin as the sum of our Segment gross margin for our Gathering and Processing, Transmission and Terminals segments. The GAAP measure most directly comparable to Gross margin is Net income (loss) attributable to the Partnership.

We define Segment operating margin in all of our operating segments as Segment gross margin less the direct operating expenses of that segment.

We define Operating margin as total gross margin less direct operating expense. The GAAP measure most directly comparable to Gross margin is Net income (loss) attributable to the Partnership.

Additional Information and Where to Find it
This communication relates to a proposed business combination between American Midstream and JP Energy. In connection with the proposed transaction, on November 23, 2016, American Midstream filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that included a preliminary joint proxy statement of American Midstream and JP Energy that also constitutes a prospectus of American Midstream. The registration statements was declared effective by the SEC on January 31, 2017, and American Midstream and JP Energy commenced mailing the definitive joint proxy statement/prospectus to their respective unitholders on or about February 3, 2017. This material is not a substitute for the joint proxy statement/prospectus or registration statement or for any other document that American Midstream or JP Energy may file with SEC and send to American Midstream’s and /or JP Energy’s unitholders in connection with the proposed transactions. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain these materials as they become available free of charge at the SEC’s website, www.sec.gov. In addition, copies of any documents filed with the SEC may be obtained free of charge from JP Energy’s internet website for investors at http://ir.jpenergypartners.com, and from American Midstream’s investor relations website at http://www.americanmidstream.com/investor- relations. Investors and security holders may also read and copy any reports, statements and other information filed by American Midstream and JP Energy with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
No Offer or Solicitation
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
Participation in the Solicitation of Votes
American Midstream and JP Energy and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding JP

Energy’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016. Information regarding American Midstream’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 7, 2016 and its Current Reports on Form 8-K filed on June 20, 2016, July 11, 2016, and August 31, 2016. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement/prospectus and other relevant materials filed with the SEC.